UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2014

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 6, 2014, Resolute Forest Products Inc. (the “Company”) reported its earnings for the quarter and year ended December 31, 2013. A copy of the press release containing the information is furnished as exhibit 99.1 and is incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The Company announced on February 6, 2014, the appointment of each of André Piché and Richard Tremblay as senior vice president for pulp and paper operations, to replace the former senior vice president for pulp and paper operations, who stepped down as of November 1, 2013. Each of Messrs. Piché and Tremblay were previously vice president for pulp and paper operations with the Company. Oversight of the Company’s pulp and paper mills will be divided among the two.

Mr. Piché has been with the Company and its predecessors for over 27 years, starting as process engineer at the Baie-Comeau mill, moving on as general manager at the Baie-Comeau, Clermont and Laurentide mills, each in the province of Québec. From 2008 to 2012 he served as vice president in a number of operational capacities, including operational excellence and engineering. In 2012, he became vice president for pulp and paper operations, with oversight over five mills, reporting to the senior vice president for pulp and paper operations. He was appointed as interim senior vice president for pulp and paper operations in late 2013. Mr. Piché holds a degree in forest engineering and a master’s degree in pulp and paper. He is 54.

Mr. Tremblay joined the Company in 2011. He began his career as a project engineer at the La Tuque, Québec, pulp mill, then owned by St-Laurent Paper Board, Inc., advancing through a number of mill management roles in La Tuque and West Point, Virginia, before becoming general manager of the La Tuque liner and bleached board mill after its acquisition by Smurfit-Stone Container Corporation. He was appointed general manager of the West Point linerboard mill in 2007, then the Panama City, Florida, linerboard and pulp mill in January of 2011. He joined the Company later in 2011 as vice president for pulp and paper operations, with oversight over five mills, reporting to the senior vice president for pulp and paper operations. He was appointed as interim senior vice president for pulp and paper operations in late 2013. Mr. Tremblay holds a degree in mechanical engineering. He is 50.

Outline of terms

The Company has reached an agreement with each of Messrs. Piché and Tremblay on the principal terms of their compensation as senior vice presidents, which will be reflected in a separate agreement. The terms are summarized below.

Annual compensation. Base salary will be CAD$350,000 for Mr. Piché and USD$350,000 for Mr. Tremblay, effective as of the date of appointment. Each will be eligible to participate in the Company’s short-term incentive plan, or the “STIP,” pursuant to which he will be eligible to receive a discretionary incentive award ranging between 50% and 150% of his annual base salary, based on performance targets established by the board of directors. In 2014, the STIP target level will be 100% of his annual base salary, prorated for the date of the appointment. Each will also continue to be eligible to participate in the Company’s long-term incentive plan, or the “LTIP,” pursuant to which he will be eligible to receive grants as determined from time to time by and in the discretion of the board of directors. In 2014, the LTIP target level will be 125% of his annual base salary.

Pension, retirement plans and DC Make-Up Program. Each of Messrs. Piché and Tremblay will continue to be eligible to participate in the Company’s defined contributions pension program, pursuant to which the Company will contribute up to 10% or 9.5% of Mr. Piché’s and Mr. Tremblay’s, respectively, aggregate compensation (defined as the sum of annual base salary and incentive awards paid under an annual incentive plan), upon an 8% or 5% contribution, respectively. Because the Company does not offer any supplemental retirement plan that allows executives to accumulate, on a tax-deferred basis, additional retirement income, and limits its contributions in amount and type under the tax-qualified plans, the Company administers a program, referred to as a “DC Make-Up Program,” under which it pays executives a cash payment equal to the Company contributions prescribed under the applicable tax-qualified plan formulas that exceed statutory limits. Under the terms of the DC Make-Up Program, Canadian executives also receive a cash payment equal to the employer contribution they would have received on their annual incentive awards as if the broad-based plan had provided an employer contribution on these awards.

Severance. Messrs. Piché and Tremblay will be covered by the Company’s severance policy for the chief executive officer and his direct reports, pursuant to which they will be eligible to receive a lump sum payment equal to six weeks of eligible pay for each year of continuous service with the Company, with a minimum of 52 weeks and a maximum of 104 weeks, in the event of involuntary termination other than for cause or in the event the executive voluntarily terminates his or her employment with the Company for good reason within 12 months after a change in control.

Miscellaneous. Each of Messrs. Piché and Tremblay will receive a perquisite allowance of $12,500 per year.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

99.1	Resolute Forest Products press release dated February 6, 2014, containing financial information for its quarter and year ended December 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: February 6, 2014	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice President and Chief Legal Officer

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Resolute Forest Products press release dated February 6, 2014, containing financial information for its quarter and year ended December 31, 2013